EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-178075 on Form S-8 of our report dated June 18, 2024, relating to the financial statements and supplemental schedule of the Cincinnati Financial Corporation Tax-Qualified Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
June 18, 2024